Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SHAREHOLDERS UNANIMOUSLY AGREE TO MERGER WITH RHAPSODY ACQUISITION CORP.

Lake Forest, CA and New York, NY - July 21, 2008 - Rhapsody Acquisition Corp. (OTCBB: RPSD; RPSDW; RPSDU) (“Rhapsody”) and privately-held Primoris Corporation (“Primoris” or the “Company”) today announced that the shareholders of Primoris voted unanimously in favor of the Agreement and Plan of Merger, dated as of February 19, 2008 and amended on May 15, 2008, for the merger of Primoris into Rhapsody.

The Special Meeting of Stockholders of Rhapsody will take place on Thursday, July 31, 2008 at 10:00 am Eastern Time at the offices of Graubard Miller, Rhapsody’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, NY. The full meeting agenda has been detailed in the definitive proxy statement/prospectus, which has been mailed on or about Friday, July 11, 2008, to all Rhapsody stockholders of record as of July 3, 2008.

About Primoris Corporation
Headquartered in Lake Forest, California, Primoris is a holding company of various subsidiaries which cumulatively form one of the largest specialty contractors and engineering companies in the Western United States primarily serving the growing power and energy sectors. Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.

About Rhapsody Acquisition Corp.
Rhapsody was incorporated in Delaware on April 24, 2006 as a blank check company whose objective is to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Rhapsody’s initial public offering was declared effective October 3, 2006 and was consummated on October 10, 2007, receiving net proceeds of $38.8 million through the sale of 5.2 million units at $8.00 per unit. Each unit was comprised of one share of Rhapsody common stock and one warrant with an exercise price of $5.00. As of June 30, 2008, Rhapsody held approximately $41.2 million in a trust account maintained by an independent trustee, which will be released upon the consummation of the merger.

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CONTACT:	-OR-	INVESTOR RELATIONS:
Rhapsody Acquisition Corp.		The Equity Group Inc.
Eric S. Rosenfeld		Devin Sullivan
Chairman & CEO		Senior Vice President
(212) 319-7676		(212) 836-9608 / dsullivan@equityny.com
Gerrard Lobo
Senior Account Executive
(212) 836-9610 / globo@equityny.com